Exhibit 23 (1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
Layne Christensen Company
Mission Woods, Kansas
We consent to the incorporation by reference in Registration Statement Nos. 33-54064, 33-54066, 33-54096, 33-57746, 33-57748 and Post Effective Amendment No. 1, 33-86654, 333-20801, 333-53485 and Post Effective Amendment No. 1, 333-53487, 333-64714, 333-89071, 333-104412 and 333-105930 on Form S-8 of our reports dated April 14, 2005, relating to the consolidated financial statements and financial statement schedule of Layne Christensen Company and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K/A of Layne Christensen Company for the year ended January 31, 2005.
/s/Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Kansas City, Missouri
November 23, 2005